163

Exhibit 4.3(i)
                                     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                              c/o Prudential Capital Group
                                              Two Ravinia Drive, Suite 1400
                                                  Atlanta, Georgia 30346
September 1, 1999

Cone Mills Corporation
3101 North Elm Street
Greensboro, North Carolina 27408

Attn:  Mr. David Bray, Treasurer

Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of August 13, 1992, as heretofore amended (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential").
Capitalized terms used and not otherwise defined in this letter have the same meanings given those terms in the Note Agreement. Pursuant to the Company's request, and subject to its written acceptance hereof, Prudential hereby agrees with the Company as follows: 1. The definition of "Funded Debt" appearing in paragraph 10B of the Note Agreement is hereby amended by substituting the term "Capital Investment" for the term "Net Investment." 2. The definition of "Purchase Agreement" appearing in paragraph 10B of the Note Agreement is hereby amended to read in its entirety as follows: "Purchase Agreement" shall mean that certain Receivables Purchase and Servicing Agreement dated September 1, 1999 by and among Cone Receivables II LLC, as Seller, Redwood Receivables Corporation, as Purchaser, the Company, as Servicer and General Electric Capital Corporation, as Operating Agent and Collateral Agent, as it may be amended, modified, restated or supplemented from time to time in accordance with its terms and herewith. 3. Clause (iv) of paragraph 6C(2) of the Note Agreement is hereby amended to read in its entirety as follows: "(iv) other Funded Debt of (1) any Subsidiary pursuant to the Purchase Agreement, (2) the Company or (3) Cornwallis (in each case whether Secured or Unsecured) other than Current Debt owing by the Company to any Subsidiary; and" 4. Paragraph 6C(4) of the Note Agreement is hereby amended by adding a new clause (iv), immediately following clause (iii) thereof, to read as follows: "(iv) sales of accounts receivable pursuant to the Purchase Agreement." 5. The definition of "Receivables Financing" appearing in paragraph 10B of the Note Agreement is hereby amended to read in its entirety as follows: "Receivables Financing" shall mean the transactions contemplated by the Purchase Agreement and the Transfer Agreement (as defined in the Purchase Agreement) pursuant to such Agreements. 6. Paragraph 6H of the Note Agreement is hereby amended to read in its entirety as follows: 6H. Purchase Agreement. The Company convenants that it will not (i) amend, waive or modify Article I, Annex X, or Sections 6.03, 6.04 or 6.05 of the Purchase Agreement without the consent of the Required Holder(s); (ii) allow the Capital Investment (as defined in the Purchase Agreement) to exceed $75,000,000; or (iii) allow the Maximum Purchase Limit (as defined in the Purchase Agreement) to exceed $75,000,000. 7.
Prudential hereby waives the Company's and its Subsidiaries' compliance with paragraph 5E and paragraph 6C(3) of the Note Agreement with respect to (i) the Lien granted to Redwood Receivables Corporation pursuant to the Purchase Agreement and (ii) the Company's guarantee of the obligations of each Selling Subsidiary (as defined in the Transfer Agreement) under the Transfer Agreement or any other documents delivered in connection therewith. Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect. If you are in agreement with the foregoing, please sign in the space provided below and this letter shall become a binding agreement between the Company and Prudential.
Very truly yours,

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By:/s/ Robert R. Derrick
   Vice President

Agreed and accepted as of
the date first above written:
CONE MILLS CORPORATION

By:/s/ David E. Bray
Title:  Treasurer